Exhibit 99.1

CSI COMPRESSCO LP PROVIDES FINANCIAL AND OPERATIONAL UPDATE

THE WOODLANDS, Texas, April 13, 2020 / PRNewswire / - CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) announced today that, in light of the current, significant macroeconomic uncertainty resulting from the recent decline in oil prices and the ongoing COVID-19 pandemic, it is withdrawing its previously issued financial guidance for full year 2020, which should no longer be relied upon. The Partnership is also providing preliminary first quarter 2020 financial results.  Additionally, the Partnership outlines below a series of actions that it has taken to date as well as others it is in the process of implementing to address the ongoing downturn in the industry.

Brady Murphy, President of CSI Compressco stated, “The COVID-19 pandemic and the energy market impact are having a dramatic impact on our industry. The magnitude and timing of significant substantial spending cuts by our customers is changing rapidly and was not contemplated in our previously provided guidance for the full year of 2020.  As a result, we are withdrawing our previously issued guidance for full year 2020 and we are not in a position to provide updated full year 2020 guidance.  At the end of the first quarter we started to see customer returns of our service equipment that had been deployed for planned oil and gas production increases which are no longer anticipated by those customers.  We expect this trend to continue into the second quarter in addition to price negotiations on existing units that are in service.  Accordingly, absent a meaningful recovery in natural gas and oil prices and a material improvement in the status of the COVID-19 pandemic, we anticipate our second quarter results are likely to be below those we will report for our first quarter.”

While these estimates are preliminary, CSI Compressco is projecting a first quarter 2020 net loss before income tax provision of between $7.5 million and $8.0 million, compared to a $1.9 million net loss before income tax provisions in the fourth quarter of 2019 and a $8.1 million net loss before income tax provision for the first quarter of 2019.  The first quarter 2020 preliminary amounts exclude the impact of unusual non-cash impairment charges or of additional severance expenses that may be required as a result of the actions we are taking to address the ongoing downturn in the industry.  Adjusted EBITDA, which excludes the impact of unusual non-cash impairment charges and severance expenses, is projected to be between $27.5 million and $28.5 million.  This compares to Adjusted EBITDA of $34.7 million in the fourth quarter of 2019 and $26.8 million for the first quarter of 2019.  The Partnership has initiated staff reductions, wage and salary reductions, and other cost saving initiatives in response to these developments. First quarter 2020 revenue is projected to be between $95 million and $97 million, which compares to $124 million for the fourth quarter of 2019 and $103 million for the first quarter of 2019.  Overall services fleet equipment utilization at the end of March was 86.5% compared to 90.0% as of December 31, 2019.  Please see the Non-GAAP reconciliation of Adjusted EBITDA to net loss before income tax provision below.

In response to both market uncertainty and lower levels of spending by our customers, CSI Compressco announced the following actions:

•

Projected total year 2020 capital expenditures are being reduced between 54% and 63% to a range of $28 million to $35 million compared to the $76 million invested in 2019.  The 2020 projected expenditures include (a) $5 million to $8 million for growth capital to fulfill certain client obligations, which are expected to be incurred primarily in the first half of 2020; (b) $20 million to $22 million for maintenance capital expenditures; and (c) $3 million to $5 million for technology investment to improve operating efficiencies. We will continue to monitor commodity prices and customer activity levels and may further reduce our capital expenditures as appropriate.

•

Given a decline in orders for new equipment to be fabricated and sold to third parties, in addition to the expectation that no incremental equipment will be fabricated for the Partnership’s fleet in the second half of 2020, the Partnership’s fabrication operations in Midland, Texas will be shut down. The Partnership is evaluating the potential sale of its 38-acre facility in Midland, though there is no assurance we will be able to consummate such a sale.  The Partnership has retained its equipment design and engineering personnel and going forward will outsource the fabrication for its fleet and New Unit Sales to customers.

•

Other cost reductions being implemented include (a) salary reductions of between 5% and 20% for employees and executives, as well as a 20% reduction in the cash retainers for the directors of the Partnership’s general partner, (b) a suspension of the Partnership’s 401(k) matching contribution for employees; and (c) a targeted reduction of 20% in corporate SG&A expenses from the $41 million annualized fourth quarter 2019 run rate to an estimated $33 million annualized third quarter 2020 run rate.  Other cost reductions are planned or being implemented to reduce the Partnership’s direct operating costs.

CSI Compressco anticipates providing additional commentary and guidance at the time of its earnings release for the first quarter of 2020, currently targeted for early May.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage.  CSI Compressco's compression and related services business includes a fleet of more than 5,200 compressor packages providing approximately 1.19 million in aggregate horsepower, utilizing a full spectrum of low, medium- and high-horsepower engines.  CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in certain Latin America markets.  CSI Compressco also designs and sells standard compressor packages and engineered custom-designed compressor packages.  CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers.  CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina.  CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Cautionary Statements Regarding Preliminary Results

The preliminary financial information provided above reflects the views and assumptions of the Partnership’s management based on information currently available to them in connection with the preparation of the Partnership’s financial statements as of and for the quarter ended March 31, 2020. Management has not yet completed procedures to verify the completeness and accuracy of this information. Furthermore, this information excludes the impact of impairments, additional severance and other charges that may be required as a result of the actions we are taking to address the ongoing downturn in the industry. This information has not been audited or reviewed by the Partnership’s independent registered public accounting firm. Additional information learned through the completion of its financial closing procedures or otherwise may require the Partnership to make adjustments to the preliminary financial information, which could cause the Partnership’s actual financial results to be materially different from those presented in this release.

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expectations,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, concerning our preliminary results of operations for the first quarter of 2020, including net loss before income tax provisions and Adjusted EBITDA, anticipated reductions in demand from our customers, reductions in capital expenditures, SG&A and direct operating costs, potential sale of our Midland, Texas fabrication facility, commodity prices and demand for CSI Compressco’s equipment and services and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical.  Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: the demand destruction resulting from the ongoing COVID-19 pandemic, the impact to the market of oversupply resulting from actions taken by Saudi Arabia and Russia and the long term impact of these developments on the near, medium and long-term prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov.  The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements.  If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material.  All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measure Adjusted EBITDA. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, amortization, and certain non-cash charges, including impairments, bad debt expense attributable to bankruptcy of customer, equity compensation, non-cash costs of compressors sold, fair value adjustments of our Preferred Units, gain on extinguishment of debt, administrative expenses under the Omnibus Agreement paid in equity using common units, and write-off of unamortized financing costs, and excluding acquisition and transaction costs and severance.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to Adjusted EBITDA or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process.

Reconciliation of Anticipated Net Loss Before Income Tax Provisions to Adjusted EBITDA and historical Net Loss Before Income Tax Provisions to Adjusted EBITDA

The following table reconciles a range of anticipated first quarter 2020 financial results compared to reported fourth quarter, 2019 and first quarter, 2019 financial results.

	Range of Anticipated First Quarter, 2020 Financial Results*		Q4 2019	Q1 2019
	(In Thousands)
Net loss before income tax provisions	$ (8,000)	$ (7,500)	$ (1,910)	$ (8,083)
Interest expense, net	13,100	13,500	13,498	13,299
Depreciation and amortization	20,000	19,500	20,618	18,532
Non-cash cost of compressors sold	1,750	2,000	2,182	940
Equity Compensation	250	400	320	365
Series A Preferred fair value adjustments	0	0	0	1,304
Series A Preferred redemption premium	0	0	0	448
Severances and other charges	400	600
Adjusted EBITDA	$ 27,500	$ 28,500	$ 34,708	$ 26,805

* Excludes potential unusual non-cash impairment charges and additional severance expenses for the first quarter of 2020.

For further information:

Elijio Serrano

CFO, CSI Compressco LP

The Woodlands, Texas

Phone: (281) 367-1983

www.csicompressco.com.